UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 19, 2007

RESOURCE AMERICA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-4408	72-0654145
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1845 Walnut Street, Suite 1000, Philadelphia, Pennsylvania 19103
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (215) 546-5005

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 19, 2007 LEAF Financial Corporation, LEAF Funding, Inc., and LEAF Commercial Finance Co., LLC, each indirect subsidiaries of the Registrant, entered into an Asset Purchase Agreement with Pacific Capital Bank, N.A. to acquire substantially all of the assets of the Leasing Division of Pacific Capital Bank, N.A.  The purchase price was approximately $280 million.

On June 22, 2007, LEAF Financial, LEAF Funding, and LEAF Commercial Finance assigned certain of their rights under the Asset Purchase Agreement to investment partnerships sponsored by LEAF Financial and the acquisition was consummated.  Approximately $200 million of the assets (consisting of equipment leases and loans) were acquired directly by the investment partnerships.

On June 22, 2007, the parties to the Asset Purchase Agreement also entered into an Interim Servicing Agreement and a Lease Bailment Agreement whereby Pacific Capital Bank, N.A. temporarily will provide services for the leases and loans that were sold by Pacific Capital Bank, N.A. pursuant to the Asset Purchase Agreement.

The Registrant’s press release dated June 20, 2007 announcing entry into the Asset Purchase Agreement is attached hereto as Exhibit 99.1.

Item 2.01 Completion of Acquisition or Disposition of Assets.

LEAF Financial Corporation and its affiliates acquired certain assets from Pacific Capital Bank, N.A., as described in Item 1.01 above, which is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.                                Description

99.1	Press Release dated June 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOURCE AMERICA, INC.

Date: June 25, 2007	By:	/s/ Steven J. Kessler
Name: Steven J. Kessler
Title: Executive Vice President and Chief Financial Officer

Exhibit No.                                Description

99.1	Press Release dated June 20, 2007